Exhibit (c)(11)

Confidential Material Regarding: June 27, 2006 Confidential Project ACADIA New York – Atlanta - Boston - Chicago - San Francisco

This presentation, and the oral or video presentation that supplements it, have been developed by and are proprietary to Sandler O'Neill & Partners, L.P. and were prepared exclusively for the benefit and internal use of the recipient. Neither the printed presentation nor the oral or video presentation that supplements it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Sandler O'Neill & Partners, L.P. The analyses contained herein rely upon information obtained from the recipient or from public sources, the accuracy of which has not been verified, and cannot be assured, by Sandler O'Neill & Partners, L.P. Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results. Finally, the printed presentation is incomplete without the oral or video presentation that supplements it. Sandler O’Neill & Partners, L.P. prohibits employees from offering, directly or indirectly, favorable research, a specific rating or a specific price target, or offering or threatening to change research, a rating or a price target to a company as consideration or inducement for the receipt of business or compensation. The Firm also prohibits research analysts from being compensated for their involvement in, or based upon, specific investment banking transactions. Sandler O'Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners Corp., a New York corporation. Sandler O'Neill & Partners, L.P. is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. Sandler O'Neill Mortgage Finance L.P. is an indirect wholly-owned subsidiary of Sandler O'Neill & Partners Corp. This material is protected under applicable copyright laws and does not carry any rights of publication or disclosure. GENERAL INFORMATION AND LIMITATIONS

Table of Contents Executive Summary Credentials Process State of the Banking Environment and Bank M&A Market Initial Valuation Considerations Appendix

Executive Summary

Executive Summary Sandler O’Neill is uniquely qualified to advise the Committee of Designated Independent Directors of PINE with respect to all facets of a potential going private transaction with MAPLE Valuation Timing Negotiations Fairness Opinion Top Ranked Bank and Thrift M&A Credentials Highly Experienced Deal Team Free of Conflicts

Executive Summary

Sandler O'Neill Team

Jimmy Dunne	Senior Managing Principal	212-466-7819	jdunne@sandleroneill.com
Brian Sterling	Principal, Co-Head of Investment Banking	212-466-7770	bsterling@sandleroneill.com
Joe Stangl	Associate Director	212-466-7983	jstangl@sandleroneill.com

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SANDLER O'NEILL + PARTNERS

Credentials

Credentials

A Leading Financial Institutions Advisor

Sandler O'Neill + Partners, L.P.

254 Employees and 38 Partners

New York Atlanta Boston Chicago San Francisco

Investment Banking

- 54 Bankers
- Leading M&A Advisor
  - Top Financial Advisor in 2005
  - YTD #1 number of deals (26)
  - YTD #4 total transaction value ($17.7 billion)

Capital Markets

- 7 Professionals
- Flexibility in capital issuance: Equity, Fixed Income, Trust Preferred, Asset & Mtg. Backed, and Hybrid securities
- Leading Financial Institutions Market Strategist
- Leading Advisor for Conversion Offerings > $100 million with 7 transactions since 2002 with proceeds of $2.1 billion
- Top Underwriter of Bank and Thrift Equity Offerings with 35 deals since 2002 with proceeds of approximately $2.4 billion

Balance Sheet Management

- 51 Professionals
- MBS, CMO, Agency, Corporates, Trading/Sales
- Asset/ liability analysis
- Investment portfolio analysis
- Publish Financial Debt Quarterly

Mortgage Finance

- 14 Professionals
- Advise on sale, securitization and acquisition for all bank asset classes
- Portfolio analytics and valuation

Equity Sales & Trading

- 37 Professionals
- Market maker in over 450 stocks
- Executed 200 stock repurchase programs over last 3 years

Research

- 22 Analysts covering more than 200 financial services companies
- 6 Sectors Covered
  - Banks & Thrifts
  - Specialty Finance
  - eFinance
  - Insurance
  - Broker/ Dealers
  - Asset Management

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SANDLER O'NEILL + PARTNERS

Credentials

Recent M&A Advisory Assignments

Company	Transaction	Counterparty	Value
FirstBank	has agreed to merge with	Sterling Financial Corporation	$169.6 Million
BNC Financial Corp	has agreed to merge with	First National Bank	$176.8 Million
Commercial Capital Bancorp, Inc.	has agreed to merge with	Washington Mutual	$983.0 Million
Trustmark	has agreed to acquire	Republic National Bank	$203.2 Million
Mercantile Bankshares Corporation	has agreed to acquire	James Monroe	$143.8 Million
North Fork	has agreed to merge with	Capital One	$14.6 Billion
Western Sierra Bancorp	has agreed to merge with	Umpqua Holdings Corporation	$355.2 Million
Sky	has agreed to acquire	UFB	$329.6 Million
First Midwest Bancorp, Inc.	has acquired	First Calumet	$307.0 Million
Prosperity Bancshares, Inc.	has acquired	SNB Bancshares, Inc.	$238.8 Million
CCB	has merged with	Rabobank	$371.4 Million
Atlantic Bank	has merged with	CB	$400.0 Million
TexasBank	has merged with	Compass Bancshares	$480.7 Million
Commerce Bancorp	has acquired	Palm Beach County Bank	$116.8 Million
Amegy	has merged with	Zions Bancorporation	$1.75 Billion
Commercial Federal	has merged with	BancWest Corporation	$1.34 Billion
FLAG Financial Corporation	has acquired	First Capital Bank	$138.6 Million
Gibraltar	has merged with	Boston Private Financial Holdings	$259.9 Million
State Financial	has merged with	Associated Banc-Corp	$263.9 Million
Community Bank	has merged with	Mercantile Bankshares Corporation	$215.4 Million
Woronoco Savings Bank	has merged with	Berkshire Bank	$131.3 Million
Northeast Pennsylvania Financial Corp.	has merged with	KNBT Bancorp, Inc.	$98.7 Million
Shrewsbury Bancorp	has merged with	Valley National Bancorp	$136.0 Million
PNC	has acquired	Riggs	$649.7 Million

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Credentials

A Leader in Mergers & Acquisitions

By Number of Deals

2006 Rank	Advisor	Deals	Deal Value
1	Sandler O'Neill & Partners LP	27	$17,757
2	Keefe Bruyette & Woods Inc.	23	18,962
3	Hovde Financial LLC	12	625
4	Goldman, Sachs & Co.	4	14,019
4	Burke Capital Group	4	310
4	RP Financial LC	4	231
4	Ryan Beck & Co.	4	207
4	D.A. Davidson & Co.	4	202
9	Merrill Lynch & Co.	3	35,738
9	J.P. Morgan Securities Inc.	3	17,927
9	Morgan Stanley	3	2,823
9	Castle Creek Financial	3	853
9	Howe Barnes Investments Inc.	3	143
9	Alex Sheshunoff & Co.	3	121
9	Janney Montgomery Scott LLC	3	119
16	Lehman Brothers Inc.	2	25,770
16	Credit Suisse (USA) Inc.	2	1,475
16	Hoefer & Arnett Inc.	2	356
16	RBC Capital Markets	2	186
16	Southard Financial	2	149

By Number of Deals

2005 Rank	Advisor	Deals	Deal Value
1	Sandler O'Neill & Partners LP	37	$6,708
2	Keefe Bruyette & Woods Inc.	36	4,296
3	Hovde Financial LLC	21	1,608
4	Burke Capital Group	11	1,177
4	Hoefer & Arnett Inc.	11	364
6	Howe Barnes Investments Inc.	8	201
7	Castle Creek Financial	7	596
7	Austin Associates LLC	7	549
7	Ryan Beck & Co.	7	273
7	Anderson & Strudwick Inc.	7	161
7	DD&F Consulting Group	7	118
12	Lehman Brothers Inc.	6	8,975
12	Stifel Nicolaus & Co.	6	372
12	SAMCO Capital Markets	6	108
15	McConnell Budd & Downes Inc.	5	143
15	Carson Medlin Company	5	122
15	St. Charles Capital, LLC	5	101
18	Bear, Stearns & Company	4	9,003
18	RBC Capital Markets	4	541
18	Danielson Associates Inc.	4	426

Note: Dollars in millions
Criteria:
Bank & Thrift Transactions Announced
Rankings Exclude Terminated Transactions and Self-Advisory Roles
Data Source: SNL Financial

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Credentials Recent Special Committee / Going Private Assignments Date Client Background and Role of Sandler O'Neill Ongoing Diversified Public Holding Co. Advisor to Special Committee of the Board of Directors regarding the purchase of a related company. Ongoing Public Insurance Company Advisor to Special Committee of the Board of Directors regarding sale of company; possible management buyout Summer 2005 Diversified Financial Services Review of non-core subsidiary; analysis of whether to retain, Company sell, or spin-off business 7/2005 Amegy Bancorporation, Inc. Opinion to Special Committee of the Board of Directors regarding merger between Amegy and Zions Bancorporation. 5/2005 AEA Bancshares, Inc. Advisor to the Special Committee of the Board of Directors following the termination of AEA's merger agreement with Capitol Bancorp as a result of AEA's regulatory violations and the subsequent termination of its CEO in March 2004. The company was then sold. 1/2005 The Banc Corporation Advisor to the Independent Directors in connection with a transaction whereby a minority investor group, including new management, would acquire a stake in the company and the then current Chairman and CEO would resign, sell their minority ownership stake and receive significant termination payments. 1/2003 American Skandia Trust Advisor to the Independent Trustees of Skandia's mutual funds and variable annuity trusts to review the sale of Skandia's management company to Prudential in light of the Trustees determination to not terminate the management agreements.

Credentials

Large Transaction Experience by SOP Professionals

Buyer	Target	Announce Date	Deal Value ($B)
Washington Mutual, Inc.	**Commercial Capital Bancorp, Inc.**	04/23/2006	$1.0
Capital One Financial Corporation	**North Fork Bancorporation, Inc.**	03/12/2006	14.6
Zions Bancorporation	**Amegy Bancorporation**	07/06/2005	1.7
BancWest Corporation	**Commercial Federal Bank**	06/13/2005	1.4
North Fork Bancorporation, Inc.	GreenPoint Financial Corp.	02/15/2004	6.4
SunTrust Banks, Inc.	National Commerce Financial Corporation	05/07/2004	7.4
Sovereign Bancorp, Inc.	Seacoast Financial Services Corporation	01/26/2004	1.1
New York Community Bancorp, Inc.	**Roslyn Bancorp, Inc.**	06/27/2003	1.6
M&T Bank Corporation	**Allfirst Financial, Inc.**	09/26/2002	2.9
First Union Corporation	**Wachovia Corporation**	04/15/2001	13.6
GE Capital	**Franchise Finance Corp. of America**	04/15/2001	2.1
FleetBoston Financial Corporation	**Summit Bancorp**	10/02/2000	7.0
M&T Bank Corporation	Keystone Financial, Inc.	05/17/2000	1.0
BB&T Corporation	**One Valley Bancorp, Inc.**	02/07/2000	1.2
Fleet Financial Group Inc.	**BankBoston Corporation**	03/14/1999	16.3
Norwest Corporation	Wells Fargo & Company	06/08/1998	34.6
Bank One Corporation	First Chicago NBD Corporation	04/13/1998	29.5
NationsBank Corp.	**BankAmerica Corporation**	04/13/1998	66.6
Conseco, Inc.	Green Tree Financial Corp.	04/07/1998	6.7
Bank One Corporation	**First Commerce Corporation**	10/20/1997	3.1
NationsBank Corp.	Barnett Banks, Inc.	08/29/1997	15.5
Bank One	**First USA**	01/20/1997	7.3
CoreStates Financial Corp	**Meridian Bancorp, Inc.**	10/10/1995	3.2
UJB Financial Corp.	**Summit Bancorporation (The)**	09/11/1995	1.1
Boatmen's Bancshares, Inc.	**Fourth Financial Corporation**	08/25/1995	1.2

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Process

Process Due diligence of PINE to establish valuation Presentation to Committee of Designated Independent Directors Valuation Timing issues Outline of a potential approach to MAPLE Committee determines whether to request MAPLE to consider making a going-private proposal Evaluate and respond to any proposal from MAPLE Price Consideration mix Other terms If proposal is acceptable to committee, presented to Board of Directors Sandler O’Neill and counsel provide review of transaction Sandler O’Neill delivers Fairness Opinion Present to PINE shareholders for approval

Process Scope of Sandler O’Neill Work Valuation analysis of PINE Timing – Now vs. Later Review of MAPLE performance and stock If directed, negotiate with MAPLE Fairness Opinion

Process Valuation Analysis Comparable Public Companies Comparable Transactions Transactions over $1 billion Other Buy-In transactions Initial MAPLE / PINE transaction Recent PINE transactions Dividend Discount Analysis Issues to consider Adjust current multiples to remove effect of MAPLE ownership Adjusting current results to remove merger-related charges from recent acquisitions Availability of projections for PINE reflecting value of recent acquisitions Reconciling GAAP vs. Operating/Cash EPS projections Access to PINE management to discuss results and projections Applicability of a “control premium” given MAPLE ownership of 56% Review of MAPLE Historical and expected performance Stock price Pro-forma business, earnings and capital

Process The determination of whether to invite MAPLE to make a proposal now should be based on: PINE’S operating performance and prospects The outlook for PINE’s stock price Integration of current transactions and ability to find more companies to buy The current operating environment for banks and trends for the future The M&A market PINE stock price has stagnated since MAPLE acquired controlling interest last year, resulting in weak acquisition currency and low shareholder returns Operating environment has worsened for banks during this period Flat yield curve Pricing competition for loans and deposits Slowing loan growth Spector of credit concerns Observations / Impact on Timing

Process Continued pressure on bank operations will lead to reduced M&A pricing in all but the most attractive markets PINE’s recent acquisitions will dampen earnings in the short-run Investors have “priced in” announced accretion Execution increasingly critical in a weak operating environment Reasonable to move now if pricing reflects potential earnings lift from acquisitions and integration Observations / Impact on Timing

State of the Banking Environment and Bank M&A Market

 Operating fundamentals were adequate . . . Bank earnings growth slowed on average by 2% in the 4th quarter, but many regional and community players were able to post 7 – 10% EPS growth rates Anticipated rate increases on the short end occurred, but NIM’s were fairly stable over the second half of the year Loan growth continued, but at slower levels than expected with a particular slowdown on the consumer side Industry deposits grew at 7.5%, though they were marked by a shift to higher-cost funding (such as CDs) Credit quality was strong but low reserve and provision levels imply greater volatility in future quarters Spending on technology and corporate governance/compliance was a significant expense item Additionally, increased personnel expense was evident in lending, finance, compliance, audit, human resources and technology fields State of the Banking Environment and Bank M&A Market 2005 Results

 Headwinds will continue throughout 2006 Pricing competition remains intense and will continue to pressure net interest margin Although commercial loan growth continues to be a bright spot, loan growth remains under pressure due to slowing consumer trends On balance, average loans grew at an annual rate of 8.5% in Q106, the slowest pace in the last 3 quarters Credit quality continues to be strong but deterioration is widely expected A meaningful difference between loan and core deposit growth rates implies an increased reliance on wholesale funding to fill the void As revenue growth is increasingly difficult, management teams will have to get even more aggressive on expense control and capital management State of the Banking Environment and Bank M&A Market 2006 Themes

Source: FactSet Historical & Forecast Treasury Yields Treasury Yield Curve State of the Banking Environment and Bank M&A Market A Flattening Yield Curve

State of the Banking Environment and Bank M&A Market

Increased Concentration in U.S. Commercial Banking

Number of Branches vs. Number of Banks, 1984–2005



Commercial Bank Branches
Commercial Banks
75,000
70,000
65,000
60,000
55,000
50,000
45,000
40,000
15,000
14,000
13,000
12,000
11,000
10,000
9,000
8,000
7,000
1984
1987
1990
1993
1996
1999
2002
2005

Source: FDIC

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State of the Banking Environment and Bank M&A Market Comparative Stock Performance Note: Data as of June 23, 2006; does not include currency effect Source: Bloomberg NASD Bank S&P Bank S&P 500 PINE 75%100%125%150%Jun-03Nov-03Apr-04Sep-04Feb-05Jul-05Dec-05May-06PINES&P 500S&P BankNASDAQ Bank1-Year 3-Year Change %Change %PINE-6.9%12.1%S&P 5004.2%26.8%S&P Bank0.2%21.1%Nasdaq Bank4.4%27.4%

5 Year Stock Price Performance of PINE Five Year Stock Performance Source: Annual reports, Bloomberg, SNL Financial 8/25/2004: Announces deal to sell majority interest to MAPLE 7/1/2005 Announces acquisition of GARDEN 4/13/2006 Announces acquisition of GARDEN II State of the Banking Environment and Bank M&A Market $16.00$20.00$24.00$28.00$32.00$36.00$40.00Jun-01Nov-01Apr-02Sep-02Feb-03Jul-03Nov-03Apr-04Sep-04Feb-05Jul-05Dec-05May-06

5 Year Stock Price Performance of MAPLE Five Year Stock Performance 8/25/2004: Announces deal to become majority shareholder of PINE 6/22/2005: MAPLE announces sale of Subsidiary to COTTONWOOD 7/11/2005: PINE announces acquisition of GARDEN 12/20/2002: W. Edmund Clark named President & CEO of MAPLE Per Share data in $US. Source: Annual reports, Bloomberg, SNL Financial, FactSet 4/13/2006: PINE announces acquisition of GARDEN II State of the Banking Environment and Bank M&A Market $15.00$20.00$25.00$30.00$35.00$40.00$45.00$50.00$55.00$60.00Jun-01Nov-01Apr-02Sep-02Feb-03Jul-03Nov-03Apr-04Sep-04Feb-05Jul-05Dec-05May-06

State of the Banking Environment and Bank M&A Market

Stock Performance of MAPLE and PINE

Three Year Stock Performance



	Since Annct	Since Close
MAPLE	51%	24%
PINE	(14%)	(3%)
Actual Offer		5%

8/25/2004: Companies announce they are in discussions; deal announced 8/26/2004
3/1/2005: Deal closes
$60.00
$55.00
$50.00
$45.00
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
May-03
Oct-03
Mar-04
Aug-04
Jan-05
Jun-05
Nov-05
Apr-06
PINE
MAPLE
Offer Value
All Stock Offer Value[1]

[1]All stock transaction at $35 per share; exchange ratio of 1.02x MAPLE shares based on MAPLE price day before announcement
Per Share data in $US.
Source: Annual reports, Bloomberg, SNL Financial, FactSet

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SANDLER O'NEILL + PARTNERS

State of the Banking Environment and Bank M&A Market Merger and acquisition activity: uneven, dominated by community banks Franchises in growth markets (big or small) continue to enjoy above average premiums Further franchise rationalization.branch sales, business line clarification Many “busted” deals or failed auctions General M&A Themes Activity by Big Banks: Very low participation: low P/E’s, de novo preference, market selective Some large, industry transforming deals Foreign banks interested in US assets Activity by Regional/Community Banks Primary participants are using their strong P/E’s in an effort to build relevancy Many small bank sellers due to operating pressures M&A Outlook

State of the Banking Environment and Bank M&A Market M&A Outlook Notes: (1) Multiples are medians from the respective groups (2) Small and Mid Cap Bank Index includes banks with market caps between $300M and $5.0B; Large Cap Bank Index includes banks with market caps greater than $20B (3) Bank M&A Index includes all bank acquisitions in specified half with announced transaction value. NM, NA and negative P/Es are excluded Source: FactSet and SNL Financial

State of the Banking Environment and Bank M&A Market Source: SNL Financial 2005 & YTD 2006 M&A Activity By Region# of Transactions:87Total Deal Value ($mm):$5,750.9Median Price / Tangible Book:2.1xMedian Price / LTM Earnings:22.7xCore Deposit Premium:15.4%Midwest# of Transactions:9Total Deal Value ($mm):$324.6Median Price / Tangible Book:2.0xMedian Price / LTM Earnings:22.6xCore Deposit Premium:7.1%New England# of Transactions:87Total Deal Value ($mm):$14,724.2Median Price / Tangible Book:2.4xMedian Price / LTM Earnings:24.6xCore Deposit Premium:22.6%Southeast# of Transactions:45Total Deal Value ($mm):$11,488.1Median Price / Tangible Book:2.7xMedian Price / LTM Earnings:23.6xCore Deposit Premium:24.6%Southwest# of Transactions:39Total Deal Value ($mm):$26,065.1Median Price / Tangible Book:2.3xMedian Price / LTM Earnings:23.4xCore Deposit Premium:20.6%Mid Atlantic# of Transactions:49Total Deal Value ($mm):$59,170.4Median Price / Tangible Book:2.6xMedian Price / LTM Earnings:19.5xCore Deposit Premium:23.6%West

State of the Banking Environment and Bank M&A Market Deal activity by size Does not include transactions that were announced for which the deal value was not disclosed Source: SNL Financial Announced Transaction Value < $25 131124129106986928200020012002200320042005YTD 2006Announced Transaction Value $100 -$500Announced Transaction Value $25 -$10063704368767834200020012002200320042005YTD 2006Announced Transaction Value > $50029331737413021200020012002200320042005YTD 2006128491786200020012002200320042005YTD 2006

State of the Banking Environment and Bank M&A Market

Mergers & Acquisitions

2005 & YTD 2006 Bank and Thrift Transactions

	Announced Transaction Value				
	< $25	$25 - $100	$100 - $500	$500 - $1,000	$1,000 +
Announced Transactions	95 / 35.1%	111 / 41.0%	51 / 18.8%	3 / 1.1%	11 / 4.1%
Transaction Multiples[1]					
Price / Book	1.8x	2.3x	2.8x	2.1x	2.5x
Price / Tangible Book	1.8x	2.4x	3.2x	3.0x	3.2x
Price / LTM Earnings	25.8x	23.3x	23.1x	15.6x	15.5x
Price / LTM Core Earnings	25.3x	25.3x	24.1x	19.9x	16.1x
Price / Est. EPS	NA	39.5x	22.0x	19.9x	15.7x
Market Premium	47.0%	32.5%	21.5%	17.7%	21.5%
Core Deposit Premium	11.7%	19.4%	28.1%	29.1%	30.8%

[1]Does not include transactions for which the deal value was not disclosed
Note: Transaction multiples represent median values. Dollars in millions
Source: SNL Financial

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Initial Valuation Considerations

Initial Valuation Considerations PINE Comparable Group Analysis Data as of or for the Period Ending March 31, 2006 Pricing Data as of June 23, 2006 Dollar Values in Millions, Except Stock Price Data Tangible 5 Year Percent of Equity/ Price/ Price/ Price/ Price/ Growth Market Stock 52 Week Total Tangible LTM LTM LTM Tangible LTM Est. EPS Est. EPS Est.(2) Name Cap. ($) Price ($) High (%) Assets ($) Assets (%) ROAA (%) ROAE (%) ROTE (%) BV (%) EPS (x) 2006 (x) 2007 (x) (%) PNC Financial Services Group 20,164 68.12 94.6 93,257 5.22 1.46 16.02 31.89 433.34 15.10 13.62 11.99 1.76 Regions Financial Corp. 15,021 32.89 89.7 84,595 6.77 1.23 9.87 20.39 279.98 14.49 12.75 11.96 5.40 Mellon Financial Corp. 14,218 34.38 88.3 37,921 5.26 1.96 17.83 41.64 759.10 19.42 16.29 14.63 4.50 KeyCorp 14,112 34.82 90.9 93,391 6.71 1.26 15.51 19.41 228.97 12.48 12.22 11.42 17.86 M&T Bank Corp. 12,687 113.84 94.9 55,420 5.53 1.46 13.63 29.55 437.49 16.55 15.59 14.23 13.26 Northern Trust Corp. 11,703 53.67 88.8 50,195 6.40 1.28 17.31 20.96 368.42 19.45 17.65 16.07 6.93 Marshall & Ilsley Corp. 10,553 44.70 94.3 47,335 5.36 1.63 15.98 33.60 438.73 14.61 13.97 12.63 12.45 UnionBanCal Corp. 9,072 63.26 87.9 48,801 8.46 1.76 19.58 22.42 221.95 10.91 11.94 11.08 14.35 Comerica Inc. 8,227 50.70 80.0 56,441 8.68 1.60 16.79 17.61 168.59 9.90 10.79 10.20 6.11 Zions Bancorp. 8,153 76.86 90.2 43,318 5.51 1.40 14.93 23.93 358.95 14.67 13.73 12.60 11.82 Sovereign Bancorp Inc. 7,716 20.31 86.0 65,060 4.81 1.08 11.68 25.63 258.24 12.02 12.54 11.28 11.61 Compass Bancshares Inc. 7,079 54.85 95.6 32,782 5.66 1.39 18.78 23.17 390.15 16.67 15.45 14.06 10.91 Commerce Bancorp Inc. 6,299 34.40 83.5 40,692 5.59 0.79 13.72 14.10 277.74 21.77 20.72 16.95 19.63 Huntington Bancshares Inc. 5,708 23.28 91.6 35,666 6.97 1.28 15.95 17.82 233.89 12.86 12.93 12.00 10.66 First Horizon National Corp. 4,762 38.64 86.3 37,301 5.53 1.42 23.80 28.60 233.24 9.38 11.64 10.67 9.59 HIGH 95.6 8.68 1.96 23.80 41.64 759.10 21.77 20.72 16.95 19.63 LOW 80.0 4.81 0.79 9.87 14.10 168.59 9.38 10.79 10.20 1.76 MEAN 89.5 6.16 1.40 16.09 24.71 339.25 14.69 14.12 12.78 10.46 MEDIAN 89.7 5.59 1.40 15.98 23.17 279.98 14.61 13.62 12.00 10.91 PINE (Reported) 6,535 28.67 91.3 40,872 3.81 0.94 4.69 (1) 31.35 504.43 16.48 12.47 11.20 6.37 Adjusted for Reversal of Push-Down Accounting 303.07 Price / LTM Operating EPS 11.80 Estimates for PINE are on an operating basis Source: SNL Financial, Bloomberg Initial Valuation Considerations Notes: (1) Reported basis, fully reflects impact of push down accounting. (2) From Bloomberg, 5 year long term growth rate.

Street Perspectives on PINE - Analyst Estimates Summary (Operating Earnings Basis) Source: SNL Financial; Bloomberg Initial Valuation Considerations # of Analysts Low High Median YOY Growth 2006E 13 $2.23 $2.36 $2.30 (7.3%) 2007E 13 $2.39 $2.74 $2.56 11.3% Estimates Growth Date Firm Analyst Rec. 2006E 2007E Rate 06/26/2006 Sandler O'Neill & Partners LP M.Fitzgibbon Hold $2.32 $2.52 8.6% 05/09/2006 BMO Capital Markets L.Chan Neutral $2.25 $2.50 11.1% 05/03/2006 Morgan Stanley C.Chouinard Underweight $2.26 $2.39 5.8% 04/27/2006 Bear, Stearns & Company S.DiMartino Peer Perform $2.30 $2.55 10.9% 04/27/2006 Cohen Bros. & Company L.Calfo Hold $2.33 $2.59 11.2% 04/27/2006 Keefe Bruyette & Woods Inc. J.Shaw Market Perform $2.36 $2.63 11.4% 04/27/2006 Ryan Beck & Co. A.Davis Market Perform $2.32 $2.61 12.5% 04/27/2006 A.G. Edwards Inc. D.George Hold $2.31 $2.61 13.0% 04/27/2006 Stifel Nicolaus & Co. A.Barkstrom Hold $2.30 $2.56 11.3% 04/26/2006 Friedman Billings Ramsey & Co. L.Hunsicker Market Perform $2.24 $2.42 8.0% 04/26/2006 RBC Capital Markets J.Ackor Sector Perform $2.23 $2.48 11.2% 04/26/2006 Merrill Lynch & Co. H.Wolf Sell $2.30 $2.60 13.0% 04/17/2006 C. L. King & Associates K.Timmons Accumulate $2.32 $2.74 18.1% MEDIAN $2.30 $2.56 11.3%

Initial Valuation Considerations

Precedent Bank Transaction Analysis

Deal Value Greater than $1 Billion
Transactions Since January 1, 2004

					Transaction Information						
Acquiror	Seller	St	Annc. Date	Deal Value $(M)	Deal Price/ 4-Qtr EPS(x)	Deal Price/ Estimated EPS(x)	Deal Price/ Book (%)	Deal Price/ Tan. Bk (%)	Tan. Bk Premium/ Core Dep. (%)	Deal Price/ Seller Price 2 Day Before Annc.(%)
Banco Bilbao Vizcaya Argent SA	Texas Regional Bancshares Inc.	TX	6/12/06	2,165	24.31	22.49	324	485	43.33	14.08
Regions Financial Corp.	AmSouth Bancorp.	AL	5/24/06	10,060	13.73	13.35	272	295	21.90	-0.36
Capital One Financial Corp.	North Fork Bancorp.	NY	3/12/06	14,568	15.51	16.24	162	490	34.48	23.57
PINE	GARDEN	NJ	7/11/05	1,899	15.12	15.68	360	447	27.34	17.49
Zions Bancorp.	Amegy Bancorp Inc.	TX	7/5/05	1,710	23.59	21.63	284	408	30.80	4.37
Capital One Financial Corp.	Hibernia Corp.	LA	3/7/05	4,977	15.25	15.25	231	280	23.29	17.68
MAPLE	PINE	ME	8/25/04	3,818	17.80	17.26	235	478	31.10	27.73
Fifth Third Bancorp	First Natl Bkshs of FL	FL	8/2/04	1,530	42.13	NA	263	475	42.00	41.65
Wachovia Corp.	SouthTrust Corp.	AL	6/20/04	14,365	19.64	18.43	307	373	38.84	20.51
SunTrust Banks Inc.	National Commerce Finl Corp.	TN	5/7/04	7,433	20.79	18.75	250	451	48.31	21.34
Royal Bank of Scotland Group	Charter One Financial	OH	5/4/04	10,527	19.18	15.19	306	354	31.20	33.35
BNP Paribas Group	Community First Bankshares	ND	3/15/04	1,217	16.54	15.66	333	450	24.40	15.18
National City Corp.	Provident Financial Group Inc.	OH	2/16/04	2,134	21.14	16.81	221	246	21.85	15.92
Regions Financial Corp.	Union Planters Corp.	TN	1/22/04	6,001	12.40	11.90	193	274	17.90	0.81
J.P. Morgan Chase & Co.	Bank One Corp.	IL	1/14/04	58,783	17.29	15.24	256	285	28.44	15.29
			HIGH	58,783	42.13	22.49	360	490	48.31	41.65
			LOW	1,217	12.40	11.90	162	246	17.90	-0.36
			MEAN	9,412	19.63	16.71	266	386	31.01	17.91
			MEDIAN	4,977	17.80	15.96	263	408	30.80	17.49

Source: SNL Financial

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Initial Valuation Considerations

Market Premiums on Buy-In Transactions

Date Announced	Acquiror Name	Target Name	Value of Transaction ($mil)	% of Shares Acq.in Buy-in	1 Day Premium
12/17/1996	American Home Products Corp	Genetics Institute Inc	1,006	40.00	123.68%
5/10/1988	Credit Suisse First Boston	First Boston Inc	1,100	54.00	85.84%
1/25/2001	Sodexho Alliance SA	Sodexho Marriott Services Inc	1,145	52.66	28.64%
5/1/1991	Tele-Communications Inc	United Artists Entertainment	1,189	44.70	19.93%
9/12/1997	American General Corp	Western National Corp	1,215	55.34	9.60%
4/10/2003	USA Interactive	Hotels.com	1,237	32.00	13.02%
10/28/1996	Henkel KGaA	Loctite Corp	1,289	65.65	31.89%
7/12/1999	Walt Disney Co	Infoseek Corp	1,607	57.00	-5.23%
11/6/2001	Security Capital Group Inc	Storage USA Inc	1,644	57.04	7.29%
9/7/2000	Etablissements Delhaize Freres	Delhaize America Inc	1,825	58.00	15.54%
8/23/1999	Suez Lyonnaise des Eaux SA	United Water Resources Inc	1,845	69.90	12.67%
10/30/1996	Safeway Inc	Vons Cos Inc	2,252	65.50	26.80%
5/11/1998	Monsanto Co	DeKalb Genetics Corp	2,263	60.00	201.89%
8/25/1995	Berkshire Hathaway Inc	GEICO Corp(Berkshire Hathaway)	2,349	47.40	25.56%
2/6/2006	Lafarge SA	Lafarge North America	2,995	50.19	33.07%
12/22/1999	Comcast Corp	Jones Intercable Inc	3,479	61.00	60.00%
5/31/2002	USA Interactive	Expedia Inc	3,636	38.81	35.76%
6/3/1999	Roche Hldg AG	Genentech Inc	4,313	35.00	279.31%
6/26/1997	Rhone-Poulenc SA	Rhone-Poulenc Rorer Inc	4,832	34.96	22.12%
9/1/2005	Novartis AG	Chiron Corp	6,214	57.80	31.72%
3/26/1987	BP America	Standard Oil Co(British Petro)	7,858	45.00	13.29%
8/2/2004	Cox Enterprises Inc	Cox Communications Inc	8,390	37.80	26.00%
			Median		26.80%
Banking					
5/7/2001	BNP Paribas SA	BancWest Corp	2,480	55.00	40.11%
9/12/1988	Allied Irish Banks PLC	First Maryland Bancorp	365	51.07	56.99%
7/15/1987	HSBC	Marine Midland Banks	752	48.00	38.33%
			Median		40.11%
Financials					
10/10/2001	MAPLE	AQUA	403	11.20	53.22%
			Overall Median		30.18%

Source: SDC

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Initial Valuation Considerations Notes: (1) Based on approximately 100 million shares owned by the public plus outstanding options. MAPLE currently owns 128 million shares of PINE which represents a 56.15% ownership stake. (2) PINE stated Tangible Book Value per share at March 31, 2006. (3) Tangible Book Value per share adjusted for estimated impact (SOP calculated) of the push-down accounting resulting from MAPLE's acquisition of 51% of PINE. (4) Core Deposits are as of 3/31/06. Core Deposit Premium is based on an imputed deal value for 100% of the Company. (5) Same as 4, except tangible book value adjusted for the estimated impact (SOP calculated) of push down accounting. Potential Valuation Range ($ in millions, except per share data) Trading Comp Initial Per Share Purchase Price Comp Trans. Buy-in MAPLE/ Pine/ Pine/ $30.00 $32.00 $34.00 $36.00 $38.00 $40.00 Median Median Trans. PINE GARDEN GARDEN II Aggregate Deal Value (1) $3,034 $3,255 $3,475 $3,696 $3,916 $4,136 $3,818 $1,899 $481 Premium to Market Price ($28.67) 4.64% 11.61% 18.59% 25.57% 32.54% 39.52% 17.49% 30.18% 27.73% 17.49% 25.07% Price to Tangible Book ($7.16) (2) 419% 447% 475% 503% 531% 559% 280% 408% 478% 447% 442% Price to Adj. Tangible Book ($9.46) (3) 317% 338% 359% 381% 402% 423% Price to LTM EPS ($1.74) 17.2x 18.4x 19.5x 20.7x 21.8x 23.0x 14.6x 17.8x 17.8x 15.1x 23.2x Price to LTM Operating EPS ($2.43) 12.3x 13.2x 14.0x 14.8x 15.6x 16.5x Price to 2006 Estimated Operating EPS ($2.30) 13.0x 13.9x 14.8x 15.7x 16.5x 17.4x 13.6x 16.0x 17.3x 15.7x 22.1x Premium to Core Deposits (4) 29.39% 31.90% 34.41% 36.91% 39.42% 41.93% 30.80% 31.10% 27.34% 31.09% Premium to Adjusted Core Deposits (5) 25.67% 28.17% 30.68% 33.19% 35.70% 38.21% 30.80% 31.10% 27.34% 31.09%

Initial Valuation Considerations

MAPLE Comparable Group Analysis

Dollar Values in US Currency (in millions except per share data) Company	Market Cap. ($)	Stock Price ($)	Percent of 52 Week High (%)	Total Assets ($)	Tangible Equity / Tangible Assets (%)	Tangible Common Equity / Risk Weighted Assets (%)	LTM ROAA (%)	LTM ROAE (%)	Price / Tangible BV (%)	Price / LTM EPS (x)	Price / Est. EPS 2006 (x)	Price / Est. EPS 2007 (x)
MAPLE	36,055	50.16	84.2	346,095	2.4	6.6	1.07	24.2	449	8.9	12.2	10.8
Canadian Institutions[1]												
Royal Bank of Canada	50,242	39.08	85.2	447,892	3.2	7.3	0.80	18.9	354	13.6	13.0	11.9
Bank of Nova Scotia	39,235	39.72	89.6	317,936	3.2	8.5	1.03	20.7	296	12.0	12.9	12.1
BMO Financial Group	26,316	52.46	83.9	278,242	4.0	8.0	0.81	17.9	236	11.0	12.0	11.3
Canadian Imperial Bank of Commerce	22,708	67.68	87.8	258,925	2.7	6.7	NM	NM	329	NM	12.0	11.0
National Bank of Canada	8,276	51.12	87.2	99,023	3.0	7.0	0.84	18.4	279	10.4	11.5	10.7
MEDIAN	26,316		87.2	278,242	3.2	7.3	0.83	18.6	296	11.5	12.0	11.3
Selected U.S. Institutions[2]												
Citigroup Inc.	237,327	47.74	94.1	1,586,201	4.8	8.0	1.63	22.1	317	9.9	11.0	10.2
JPMorgan Chase & Co.	142,005	40.87	87.3	1,273,282	4.9	6.9	0.77	8.8	238	15.7	11.8	10.5
Wachovia Corporation	84,076	52.27	87.1	541,842	4.8	5.7	1.31	14.3	339	12.2	11.1	10.2
PNC Financial Services	20,163	68.12	94.6	93,257	5.2	6.1	1.46	16.0	433	15.1	13.6	12.1
M&T Bank Corporation	12,687	113.84	94.9	55,420	5.5	6.0	1.46	13.6	438	16.5	15.6	14.2
MEDIAN	84,076		94.1	541,842	4.9	6.1	1.46	14.3	339	15.1	11.8	10.5

[1] Data for the period ended April 30
[2] Data for the period ended March 31
Source: SNL Financial, annual reports

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Appendix

Appendix James J. Dunne IIISenior Managing Principal Jimmy Dunne is Senior Managing Principal of Sandler O’Neill & Partners, L.P. and heads the firm’s three-person Executive Committee.  He co-founded Sandler O’Neill in 1988 with the senior management team of Bear Stearns’ Financial Services Group and initially served as the firm’s Managing Principal.  Today, Sandler O’Neill is one of the largest full-service investment banking firms exclusively serving the financial services sector. While Mr. Dunne oversees Sandler O’Neill’s long-term strategy and expansion, he also plays a very active role in many of the firm’s key client relationships.  Under his leadership the firm has added research, equity sales, trading, and mortgage finance capabilities to go with its longstanding fixed income, capital markets and investment banking practices. In addition to its New York headquarters, Sandler O’Neill has established offices in Atlanta, Boston, Chicago, and San Francisco, and an affiliated mortgage finance company in Memphis, to better serve its clients across the country. On September 11, 2001, Sandler O’Neill suffered the tragic loss of 68 of its 171 partners and employees in the attack of its headquarters on the 104th floor of Two World Trade Center.  Among those lost were Herman Sandler and Chris Quackenbush, two of the three executives who ran the firm.  Mr. Dunne, who had been Managing Principal with responsibility for all aspects of the day-to-day operations, spearheaded the firm’s recovery process.  Currently, Sandler O’Neill has a total of 254 professionals in its various business units, is a market maker for over 450 financial stocks, and writes research on more than 200 financial services companies. Mr. Dunne is a frequent financial industry commentator on CNBC and is also often invited to speak on leadership, management and the financial services sector to business, academic and civic organizations. After graduating from the University of Notre Dame with a B.A. in Economics, Mr. Dunne’s 25 years on Wall Street began.  In 1978 he started at L.F. Rothschild's Bank Service Group and continued on at Lehman Brothers where he joined in 1982.  Two years later he made the transition to Prudential Bache and in 1986 became part of Bear Stearns’ Financial Services Group.  Mr. Dunne is an avid golfer and active with numerous charitable organizations. Biographies

Appendix

Biographies

Brian R. Sterling
Principal & Co-Head of Investment Banking

Brian R. Sterling is a Principal and Co-Head of the Investment Banking Group of Sandler O'Neill + Partners, L.P. Mr. Sterling joined Sandler O'Neill in February 2002 and is responsible for advising banks, thrifts and other financial institutions on strategic matters, focusing on mergers and acquisitions and financings. Since joining Sandler O'Neill, Mr. Sterling has been involved in a number of transactions for depository institutions, including working with Mercantile Bankshares on its acquisitions of F&M Bancorp and James Monroe Bancorp, North Fork on its acquisition of GreenPoint Financial and sale to Capital One Financial, Sun Bancorp on its acquisition of Community Bancorp of New Jersey and Port Financial on its sale to Citizens Financial.

In addition, Mr. Sterling has also spearheaded the Firm's work for General Electric Commercial Finance in its acquisition of the healthcare finance company HPSC, Knight Trading in its acquisitions of Donaldson & Co., DirectTrading Institutional and Hotspot FXi, Archipelago in its sale of Wave Securities and the restructuring of the Board of Trade Clearing Corporation.

Previously, Mr. Sterling was a Managing Director in the Financial Institutions Group at Merrill Lynch & Co., serving as the senior person responsible for providing relationship management and M&A services to large regional banks, finance companies and trading market participants. Prior to joining Merrill Lynch, Mr. Sterling founded and was Head of the Global Financial Institutions Group at Schroders, where he worked with banks, thrifts, insurers, and specialty finance companies in the U.S. and Europe on mergers, acquisitions and financings. Prior to Schroder Wertheim, Mr. Sterling was a member of the Mergers & Acquisitions Group of the law firm Skadden, Arps, Slate, Meagher & Flom.

Mr. Sterling is a graduate of the Wharton School of the University of Pennsylvania, where he was awarded a B.S. in Economics. He also holds a J.D. from Yale Law School.

Joseph Stangl
Associate Director

Mr. Stangl has over ten years of experience in the financial services industry. Prior to joining Sandler O'Neill in April 2004, Mr. Stangl worked at Boston Private Financial Holdings, where he headed up their Bank M&A effort. Prior to joining Boston Private, Mr. Stangl was a Director in the Financial Institutions investment banking group at CIBC World Markets where he spent over three years working with a variety of banking, asset management and specialty finance companies and assisted these clients with mergers and acquisitions and public and private equity transactions. Prior to joining CIBC World Markets, Mr. Stangl was employed by KPMG LLP in their Financial Services audit practice where he focused primarily on commercial bank clients from 1993 to 1997.

Mr. Stangl received his B.A. from the College of the Holy Cross in 1993 and his M.B.A. from Columbia Business School in 1999.

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